Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of L3Harris Technologies, Inc. for the registration of senior notes and to the incorporation by reference therein of our reports dated March 3, 2020, with respect to the consolidated financial statements of L3Harris Technologies, Inc., and the effectiveness of internal control over financial reporting of L3Harris Technologies, Inc., included in its Transition Report (Form 10-KT) for the transition period from June 29, 2019 to January 3, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Orlando, Florida
March 4, 2020